Exhibit 4.38
GIGAMEDIA ASIA PACIFIC LIMITED
MANAGEMENT CAPITAL INTERNATIONAL LTD
CHINA INTERACTIVE LIMITED
AS GUARANTORS AND INDEMNIFIERS
IN FAVOUR OF
BLIZZARD ENTERTAINMENT INTERNATIONAL
AS BENEFICIARY

DEED OF GUARANTEE, UNDERTAKING AND INDEMNITY

CONTENTS

CLAUSE	PAGE

1. DEFINITIONS	1

2. GUARANTEE	5

3. HELLGATE INDEMNITY	6

4. NON-COMPETITION AND OTHER UNDERTAKINGS	7

5. PRESERVATION OF RIGHTS	8

6. REPRESENTATIONS AND WARRANTIES	10

7. PAYMENTS AND INTEREST	10

8. CURRENCY CONVERSION	11

9. CONTINUING SECURITY	11

10. SUSPENSE ACCOUNT	11

11. NOTICES	11

12. SPECIFIC PERFORMANCE	13

13. COSTS AND EXPENSES	13

14. ASSIGNMENTS AND SUCCESSORS	13

15. JOINT AND SEVERAL LIABILITIES	13

16. PARTIAL INVALIDITY	13

17. GOVERNING LAW AND DISPUTE RESOLUTION	13

18. ENTIRE GUARANTEE	14

Schedule 1 COMPETITORS OF BLIZZARD	1

THIS DEED OF GUARANTEE, UNDERTAKING AND INDEMNITY (this “Deed”) is dated as of April 30, 2010 by:
Gigamedia Asia Pacific Limited, a limited liability company incorporated under the laws of the British Virgin Islands (IBC number 1068168), with its registered office at Overseas Management company Trust (B.V.I.) Ltd., OMC Chambers, P.O. box 3152, Road Town, Tortola, British Virgin Islands (the “Gigamedia”)
Management Capital International Ltd, a limited liability company incorporated under the laws of the British Virgin Islands (registered number UF39947Z), whose registered office is at Portcullis Trustnet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“MCIL”); and
China Interactive Limited, a limited liability company incorporated under the laws of the Marshall Islands (registered number UF36488Z), whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (“CIL”, and collectively with Gigamedia and MCIL, the “Guarantors”)
in favour of
Blizzard Entertainment International, a division of Coöperatie Activision Blizzard International U.A., a co-operative association, with its corporate seat in Amsterdam and office address at Beechavenue 131 D, 1119 RB Schiphol-Rijk, The Netherlands, registered with the Trade Register under number 34324431 (“Blizzard”).
WHEREAS:
(A)	The Guarantors are shareholders of the Company, which in turn owns 100% of the shares in Monsoon.
(B)
Blizzard has agreed to license certain game products to Monsoon in accordance with the terms of the Legacy Distribution Agreement and the SCII Licence and Distribution Agreement and related transaction documents, including the Guaranteed Agreements.

(C)	Each of the Guarantors has agreed to provide certain guarantees and to give certain indemnities, undertakings and covenants in favour of Blizzard as set out in this Deed.
1.	DEFINITIONS
1.1	In this Deed:
“Applicable Laws” means, as to any person, any law, statute, rule, regulation, notice, order, policy, or determination of an arbitrator or a court or other government authority or stock exchange, in each case applicable or binding upon such person or any of its properties or to which such person or any of its properties is subject or pertaining to any or all of the transactions contemplated or referred to herein;
“Business Day” means a day (other than a Saturday or Sunday or public holiday) when banks are open for general business in the United States of America or Singapore;

“Blizzard Services Agreement” means the Service Agreement to be entered into between an affiliate of Blizzard and Monsoon on or about the date of this Deed, pursuant to which such affiliate of Blizzard will provide certain back-end services to Monsoon relating to Battle.net Services;
“Company” means Infocomm Asia Holdings Pte. Ltd., a private limited liability company incorporated under the laws of Singapore (registered number 200414722H), with its registered office at 28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120;
“Competing Business” means any business competing with the Monsoon Business through, including without limitation, licensing or operating (a) any real time strategy game software and/or (b) any online system that facilitates the match-making of game players, in each case without the prior written approval of Blizzard (except for FIFA Online 2 and Counter Strike Online which the Company is licensing and/or operating at the date of this Deed);
“Control” means:
(a)
the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint and/or remove all or such of the members of the board or other governing body of a person as are able to cast a majority of the votes capable of being cast by the members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that person; and/or

(b)
the holding and/or possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in any person (whether directly or by means of holding such interests in one or more other persons) which confer in aggregate on the holders hereof more than fifty per cent (50%) of the total voting rights exercisable at general meetings of that person, and to “Control” or to be “Controlled” shall be construed accordingly;
“Dispute” has the meaning given to it in clause 17.2;
“Guaranteed Agreements” means the Licence Agreements and the Blizzard Services Agreement and “Guaranteed Agreement” means any one of them;
“Hellgate Indemnity” means the indemnity in respect of the Hellgate LDAs as described in Clause 3;
“Hellgate LDAs” means the licensing and distribution agreements (i) dated 1 June 2006 between, amongst others, HanbitSoft, Inc. and the Company and (ii) dated 13 December 2006 between, amongst others, HanbitSoft, Inc. and DragonGate Enterprises Ltd, both relating to the game known as “Hellgate: London”;
“Legacy Distribution Agreement” means the Distributor Agreement entered into by and among Blizzard, Monsoon and the Company on January 12, 2010;

“Licence Agreements” means both the Legacy Distribution Agreement and the SCII Licence and Distribution Agreement; and “Licence Agreement” means any one of them as the context requires;
“Licence Term” means the period from the date hereof until the date on which both of the Licence Agreements have been terminated or have expired, provided that if Blizzard or any of its Affiliates enters into any other licence agreements with Monsoon or the Company or any of their Affiliates, then the Licence Term shall be deemed to be extended to the extent of any such extension or new licence agreement term;
“Loss” means all losses, damages, liabilities, deficiencies, costs, expenses, penalties, fines, obligations and liabilities of any kind and expenditures, including, without limitation, reasonable attorney’s fees and court and investigation costs, but in the case of clauses 2.1.1(c), 2.1.2(c) and 2.1.3(c) only, excluding consequential damages;
“Monsoon” means Monsoon Online Pte. Ltd., a Singapore corporation with its principal place of business at 28 Maxwell Road #04-01, Red Dot Traffic, Singapore 069120;
“Monsoon Business” means the business carried on by Monsoon from time to time, including pursuant to the terms of the Licence Agreements to distribute videogame software and operate online videogames and related services;
“Proceedings” has the meaning given to it in clause 17.4;
“Process Agent” has the meaning given to it in clause 17.4;
“Related Party” means, in relation to a person, any of its shareholders, directors, senior officers or associated companies or any person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with the first-mentioned person, any of its shareholders (including the Subsidiaries and the associated companies thereof), directors, senior officers or associated companies;
“SCII Licence and Distribution Agreement” means the License and Distribution Agreement to be entered into by and among Blizzard, Monsoon and the Company at or about the date of this Deed;
“Subsidiary” means in relation to any company, corporation or entity, a company, corporation or entity:
(a)	which is Controlled, directly or indirectly, by the first mentioned company, corporation or entity;
(b)	more than half the issued share capital, registered capital or equity interest of which is beneficially owned, directly or indirectly, by the first mentioned company, corporation or entity; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity;
“Territory” means Singapore, Malaysia, Thailand, Indonesia and the Philippines;

“Warrant Instrument” means the warrant instrument dated on or about the date hereof in respect of the Company; and
“Warrants” means the warrants to be issued to Blizzard pursuant to the terms of the Warrant Instrument.
1.2	The headings in this Deed do not affect its interpretation.
1.3	In this Deed, a reference to:
1.3.1	a clause, paragraph or schedule, unless specifically provided otherwise, is a reference to a clause or paragraph of, or schedule to, this Deed;
1.3.2	a “person” includes a reference to a corporation, body corporate, association or partnership, individual, and to that person’s legal personal representatives, successors and assigns;
1.3.3
any statutory provision or statute includes all modifications thereto and all re enactments (with or without modification) thereof and all subordinate legislation made thereunder, in each case for the time being in force, except where the context requires otherwise;

1.3.4	the singular includes the plural and vice versa (unless the context requires otherwise);
1.3.5	a company is an “associated company” of another company for the purpose of this Deed if:
(a)	one of them has power to vote or otherwise controls no less than 20 per cent of the voting shares of the other company; or
(b)	one of them holds, owns or otherwise controls no less than 20 per cent of the issued share capital or registered capital of the other company; or
(c)	both are associated companies (as defined in Clause 1.3.5(a) or 1.3.5(b)) of the same company.
1.3.6	words incorporating one gender shall include each gender; and
1.3.7	a reference to a written agreement includes a reference to such agreement as may be amended or supplemented from time to time in accordance with its terms.
1.4	The Schedules form part of this Deed and shall have the same force and effect as if set out in the body of this Deed and references to this Deed include the Schedules.
1.5
Unless otherwise expressly provided to the contrary in this Deed, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Deed.

1.6	Unless otherwise defined herein, all capitalized terms shall have the meaning provided for such term in the Licence Agreements.
2.	GUARANTEE
2.1	In consideration of Blizzard entering into the Guaranteed Agreements, each of the Guarantors irrevocably and unconditionally:
2.1.1 in the case of the Legacy Distribution Agreement:
(a)
guarantees to Blizzard the due and punctual observance by each of Monsoon and the Company of all of its respective financial obligations under or pursuant to the Legacy Distribution Agreement, including but not limited to payment of the Royalties, License Fee and the Legacy Minimum Guarantee for Contract Year 1 under the Legacy Distribution Agreement and establishment of the Letter of Credit (the “Legacy Guaranteed Obligations”), and agrees to pay to Blizzard from time to time on demand by Blizzard under this Deed all sums of money which either Monsoon and/or the Company is at any time liable to pay to Blizzard under or pursuant to the Legacy Distribution Agreement which have become due and payable but have not been paid at the time such demand is made;

(b)	undertakes (to the extent practicable) to duly and punctually perform or procure the due and punctual performance of the Legacy Guaranteed Obligations by Monsoon and the Company; and
(c)
agrees as a primary obligation to indemnify Blizzard from time to time on demand by Blizzard from and against any Loss incurred or suffered by Blizzard as a result of, arising from or in connection with the failure of either Monsoon and/or the Company to duly and punctually observe their respective Legacy Guaranteed Obligations.

2.1.2	in the case of the SCII Licence and Distribution Agreement:
(a)
guarantees to Blizzard the due and punctual observance by each of Monsoon and the Company of all of its respective financial obligations and undertakings under or pursuant to the SCII Licence and Distribution Agreement, including but not limited to payment of the Royalties, License Fee and the SC II Minimum Guarantee for Contract Year 1 under the SCII Licence and Distribution Agreement and establishment of the SCII Letter of Credit (the “SCII Guaranteed Obligations”), and agrees to pay to Blizzard from time to time on demand by Blizzard under this Deed all sums of money which either Monsoon and/or the Company is at any time liable to pay to Blizzard under or pursuant to the SCII Licence and Distribution Agreement which have become due and payable but have not been paid at the time such demand is made;

(b)	undertakes (to the extent practicable) to duly and punctually perform or procure the due and punctual performance of the SCII Guaranteed Obligations by Monsoon and the Company; and
(c)
agrees as a primary obligation to indemnify Blizzard from time to time on demand by Blizzard from and against any Loss incurred or suffered by Blizzard as a result of, arising from or in connection with of the failure of either Monsoon and/or the Company to duly and punctually observe their respective SCII Guaranteed Obligations.

2.1.3	in the case of the Blizzard Services Agreement:
(a)
guarantees to Blizzard the due and punctual observance by each of Monsoon and the Company of all of its respective financial obligations and undertakings under or pursuant to the Blizzard Services Agreement, including but not limited to payment of the Consulting Fee, the Battle.net Related Consulting Fee MG, the Localization Related Consulting Fee Advance, the Community Management Related Consulting Fee Advance and establishment of the Letter of Credit (in each case as such terms are defined in the Blizzard Services Agreement) (the “Blizzard Services Guaranteed Obligations”), and agrees to pay to Blizzard from time to time on demand by Blizzard under this Deed all sums of money which either Monsoon and/or the Company is at any time liable to pay to Blizzard under or pursuant to the Blizzard Services Agreement which have become due and payable but have not been paid at the time such demand is made;

(b)	undertakes (to the extent practicable) to duly and punctually perform or procure the due and punctual performance of the Blizzard Services Guaranteed Obligations by Monsoon and the Company; and
(c)
agrees as a primary obligation to indemnify Blizzard from time to time on demand by Blizzard from and against any Loss incurred or suffered by Blizzard as a result of, arising from or in connection with of the failure of either Monsoon and/or the Company to duly and punctually observe their respective Blizzard Services Guaranteed Obligations.

3.	HELLGATE INDEMNITY
3.1
Subject to Clause 3.2, each of the Guarantors shall indemnify Blizzard, and at all times keep Blizzard indemnified, (and at the direction of Blizzard pay such indemnity to the Company (or any other person designated by Blizzard)) immediately on demand by Blizzard, from and against:

3.1.1
any Loss incurred or suffered by the Company and/or Blizzard as a result of, arising from or in connection with a claim by HanbitSoft, Inc., Flagship Studios, Inc. and/or the receiver or liquidator of Flagship Studios, Inc. (or any other person having similar rights, powers or authority) in relation to the Hellgate LDAs; and

3.1.2
without prejudice to the generality of the foregoing, any Loss incurred or suffered by the Company and/or Blizzard as a result of defending or settling such claim or commencing a counterclaim in respect of such claim.

3.2
The obligation set out in Clause 3.1 shall terminate upon presentation of a letter agreement, satisfactory to Blizzard, signed by HanbitSoft, Inc., Flagship Studios, Inc. and/or the receiver or liquidator of Flagship Studios, Inc. (or any other person having similar rights, powers or authority in relation to Flagship Studios, Inc.) in relation to the Hellgate LDAs, and acknowledging and undertaking that there are no due and payable financial obligations or liabilities of the Company or its affiliates under the Hellgate LDAs, and that any financial obligations or liabilities of the Company or its affiliates shall only become due and payable upon the commercial release of a new game developed by HanbitSoft Inc. in accordance with a new licence and distribution agreement to be entered into by HanbitSoft Inc. and the Company or its affiliate (if any).

4.	NON-COMPETITION AND OTHER UNDERTAKINGS
4.1	Non-competition undertaking
4.1.1	Each of the Guarantors shall not, and each of the Guarantors shall procure that none of its Subsidiaries or Related Parties shall:
(a)
at any time during the Licence Term, carry on or be engaged or interested in or assist any person in carrying on any Competing Business (and in the case of Gigamedia only, such obligations shall be limited to the geographical scope of the Territory);

(b)
at any time during the Licence Term (and in the case that Blizzard exercises its buy-out right pursuant to the Management Agreement in respect of the shares in Monsoon, for a period of one (1) year after the end of the Licence Term), without the prior written consent of Blizzard, either solely or jointly with or on behalf of any person, directly or indirectly, employ or engage (or solicit or contact with a view to the engagement or employment in a Competing Business) any person who is, or was at any time during the preceding twelve (12) months, employed or engaged by Monsoon or Monsoon’s Subsidiaries, or is or was temporarily transferred from the Company or its Subsidiaries to Monsoon or Monsoon’s Subsidiaries and working substantially full-time on the Monsoon Business at any time during the preceding twelve (12) months.

4.1.2
Each undertaking contained in Clause 4.1 shall be read and construed independently of the other covenants therein contained so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, then the remaining covenants shall be valid to the extent that they are not held to be so invalid.

4.1.3
While the covenants in Clause 4.1 are considered by the Guarantors and Blizzard to be reasonable in all the circumstances, if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said covenants shall apply with such modifications as may be necessary to make them valid and effective.

4.2	Undertaking in relation to sale of shares in the Company
During the term of this Deed, the Guarantors shall not, and the Guarantors shall procure that each of its Subsidiaries and their Related Parties shall not, directly or indirectly, sell any shares in the Company to any direct competitors of Blizzard, including without limitation those listed in Schedule 1.
4.3	Undertaking in relation to the Warrant Instrument
During the term of this Deed, each of the Guarantors undertakes (i) to perform all acts and do all things necessary to facilitate the issue of the Warrants to Blizzard and the issuance of ordinary shares in the Company upon future exercise of such Warrants and (ii) to use its rights and powers to procure that the Company complies with the provisions of clause 7.1 of the Warrant Instrument.
5.	PRESERVATION OF RIGHTS
5.1
The obligations of the Guarantors contained in this Deed shall be in addition to and independent of every other security which Blizzard may at any time hold in respect of any of the Company or Monsoon’s obligations under the Guaranteed Agreements.

5.2
Neither the obligations of the Guarantors contained in this Deed (whether in relation to the Guaranteed Agreements or the Hellgate Indemnity) nor the rights, powers and remedies conferred in respect of the Guarantors upon Blizzard by this Deed or by law shall be satisfied, prejudiced, discharged, released, impaired, affected, lessened, diminished or otherwise affected by:

5.2.1	the winding-up, dissolution, administration or reorganisation of the Company, Monsoon or any other person or any change in their respective statuses, functions, control or ownership;
5.2.2
any time or other indulgence being granted or agreed to be granted to the Company, Monsoon or any other person in respect of any of their respective obligations under the Guaranteed Agreements (as the case may be) or under any other security;

5.2.3
any amendment, novation, supplement, extension, restatement or replacement of the Guaranteed Agreements or any other document or security including without limitation any amendment to, or any variation, of, any obligation of the Company, Monsoon or any other person under the Guaranteed Agreements or under any other security;

5.2.4
any failure to take, or to fully take, any security contemplated by the Guaranteed Agreements or otherwise agreed to be taken in respect of the Company or Monsoon’s respective financial obligations under the Guaranteed Agreements;

5.2.5
any failure to realise, or to fully realise, the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Company or Monsoon’s respective financial obligations under the Guaranteed Agreements; or

5.2.6
any other act, event or omission which, but for this Clause 5.2, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantors contained in this Deed or any of the rights, powers or remedies conferred upon Blizzard by the Guaranteed Agreements, this Deed or by law.

5.3
Any settlement or discharge given by Blizzard to the Guarantors in respect of the Guarantors’ obligations under this Deed or any other agreement reached between Blizzard and the Guarantors in relation to it shall be, and be deemed always to have been, void if any act on the faith of which Blizzard gave the Guarantors that settlement or discharge or entered into that agreement is subsequently avoided by or in pursuance of any provision of law.

5.4
In the event the Company or Monsoon fails to pay any amount due and payable to Blizzard in connection with their respective financial obligations under the Guaranteed Agreements or the Hellgate LDAs, Blizzard shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Guarantors by this Deed or by law:

5.4.1	to proceed against or enforce any other rights or security or claim payment from any person;
5.4.2	to take any action or obtain judgment in any court against the Company or Monsoon;
5.4.3	to make or file any claim or proof in a winding-up or dissolution of the Company or Monsoon; or
5.4.4	to enforce or seek to enforce any security taken in respect of any of the financial obligations of the Company or Monsoon under the Guaranteed Agreements or the Hellgate LDAs (as the case may be).
5.5
Each of the Guarantors agrees that, so long as the Company or Monsoon is under any actual or contingent obligations under the Guaranteed Agreements or the Hellgate LDAs (as the case may be) or Blizzard has not received payment in full of any financial obligation of the Company or Monsoon under the Guaranteed Agreements or in connection with the Hellgate Indemnity, no Guarantor shall exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations under this Deed:

5.5.1	to be indemnified by the Company or Monsoon or to receive any collateral from the Company or Monsoon; and/or

5.5.2	to claim any contribution from the Company or Monsoon as guarantor of the Company or Monsoon’s financial obligations under the Guaranteed Agreements or the Hellgate LDAs; and/or
5.5.3
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of Blizzard under the Guaranteed Agreements or the Hellgate LDAs or of any other security taken pursuant to, or in connection with, the Guaranteed Agreements or the Hellgate LDAs by Blizzard.

5.6
The Guarantors’ liabilities contained in this Deed are not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

5.7
Each of the Guarantors agrees that that any award rendered against the Company or Monsoon resulting from an arbitration or any another dispute resolution procedure under the Guaranteed Agreements or the Hellgate LDAs (as the case may be) shall be conclusive and binding on the Guarantors for the purposes of determining the Guarantors’ obligations under this Deed to the same extent that such award is binding on the Company or Monsoon (as the case may be).

6.	REPRESENTATIONS AND WARRANTIES
Each of the Guarantors represents and warrants to Blizzard that:
6.1.1
it is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has and will have the necessary power to enable it to enter into and perform its obligations under this Deed;

6.1.2	this Deed constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;
6.1.3	all necessary authorisations to enable it to enter into this Deed have been obtained and are and will remain in full force and effect;
6.1.4	no security interest exists over all or any of its present or future revenues or assets; and
6.1.5	the execution, delivery and performance of this Deed will not conflict with (a) any agreement binding on it or any of its assets; (b) its constitutive documents; or (c) any applicable law.
7.	PAYMENTS AND INTEREST
7.1
The provisions of each Guaranteed Agreement relating to the payments to be made under it (including, without limitation, those regulating what is to happen if either the Company and/or Monsoon is required by law to make a deduction or withholding from any such payment) shall apply mutatis mutandis to payments to be made under this Deed.

7.2
If Blizzard makes a demand under this Deed, the Guarantors shall pay interest on each sum demanded (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum(s)) from seven (7) days after the date of demand until the date of payment calculated at a rate per annum equal to the lesser of (i) five one hundredths of one per cent (0.05%) per day, not compounded, or (ii) the maximum amount permitted by Applicable Laws.

8.	CURRENCY CONVERSION
Blizzard may convert any money received or realised by it under or pursuant to this Deed which is not in the currency in which the relevant sum is due and payable under the Guaranteed Agreements or the Hellgate LDAs (as the case may be) from that currency into the currency in which such sum is due at the then prevailing commercial rate of exchange for the relevant conversion.
9.	CONTINUING SECURITY
The obligations of the Guarantors contained in this Deed shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and shall not be considered satisfied by any intermediate payment or satisfaction of any of the obligations of the Company or Monsoon under the Guaranteed Agreements and shall continue in full force and effect until the satisfaction in full of all obligations of the Company and Monsoon under the Guaranteed Agreements and total satisfaction of all the Company and Monsoon’s actual and contingent financial obligations under the Guaranteed Agreements.
10.	SUSPENSE ACCOUNT
All monies received, recovered or realised by Blizzard under or pursuant to this Deed (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of this Deed.
11.	NOTICES
11.1	Any notice or demand to be made by one person to another in respect of this Deed (a “Notice”) shall be given:
11.1.1	in writing; and
11.1.2
shall be delivered personally or sent by courier by an internationally recognised courier company (e.g. FedEx, DHL) or by fax, to the party due to receive the Notice at its address set out in Clause 11.3 or to such other address, person, or fax number as the party may specify by not less than seven (7) days’ written notice to the other parties before the Notice was dispatched.

11.2	In the absence of evidence of earlier receipt, a Notice shall be deemed to have been duly given if:
11.2.1	delivered personally, when left at the address referred to in Clause 11.1.2;
11.2.2	sent by courier, two (2) Business Days after posting it;

11.2.3	sent by fax, when confirmation of its transmission has been recorded on the sender’s fax machine, provided that any Notice to be served on Blizzard shall be effective only when actually received by Blizzard, marked for the attention of the department or officer specified by Blizzard for such purpose.
11.3	The address referred to in Clause 11.1.2 is:
11.3.1	in the case of the Guarantors:
Gigamedia Asia Pacific Limited The Centrium, 22/F, 60 Wyndham Street, Central, Hong Kong Fax No: +852 3166 9831 For the attention of: Chief Executive Officer

Management Capital International Ltd 28 Maxwell Road #04-01, Red Dot Traffic Singapore 069120Fax No: +65-6898-8881 For the attention of: Mr Richard Chua

China Interactive Limited 28 Maxwell Road #04-01, Red Dot Traffic Singapore 069120 Fax No: +65-6898-8881 For the attention of: Mr Roland Ong
11.3.2	in the case of Blizzard:
Blizzard Entertainment International, a division of Coöperatie Activision

Blizzard International U.A. Beechavenue 131 D 1119 RB Schiphol-Rijk The Netherlands Fax: +31 20 715 7701 Attention: Chief Executive Officer

With a copy to:

Blizzard Entertainment, Inc. 16215 Alton Parkway Irvine, California 92618 Fax: +1 949 737 7666 Attention: Chief Operating Officer

12.	SPECIFIC PERFORMANCE
If any of the Guarantors fails to comply with its undertakings in this Deed, Blizzard may take proceedings to enforce specific performance of this Deed. Nothing in this Deed shall preclude Blizzard from taking other steps or remedies to enforce its rights under this Deed or otherwise, including claiming damages or other equitable remedies.
13.	COSTS AND EXPENSES
All Blizzard’s costs and expenses (including legal fees, stamp duties and any value added tax) incurred in connection with the enforcement of this Deed or otherwise in relation to it shall be reimbursed by the Guarantors on demand on a full indemnity basis together with interest from the date such costs and expenses were incurred to the date of payment at the rate provided in Clause 7.2.
14.	ASSIGNMENTS AND SUCCESSORS
Blizzard may at any time assign all or any of its rights and benefits under this Deed to its Affiliates and this Deed shall remain in effect despite any amalgamation or merger (however effected) relating to Blizzard. References to Blizzard shall be deemed to include any assignee or successor in title of Blizzard and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of Blizzard under this Deed or to which under such laws the same have been transferred. No other party may, without the prior written consent of Blizzard, transfer or assign any of its rights and/or obligations hereunder.
15.	JOINT AND SEVERAL LIABILITIES
The liabilities and obligations of the Guarantors under this Deed shall be joint and several.
16.	PARTIAL INVALIDITY
If at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed nor of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.
17.	GOVERNING LAW AND DISPUTE RESOLUTION
17.1	This Deed is governed by, and shall be construed in accordance with, the laws of Singapore.
17.2
Any dispute, controversy or claim arising out of or in connection with this Deed (a “Dispute”), including any question regarding its existence, validity, interpretation, breach or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of arbitration shall be Singapore. The language of the arbitration proceedings shall be English. Any award of the Tribunal shall be final and binding on the parties from the day it is made. The parties undertake to carry out the award without delay.

17.3
The arbitral tribunal (“Tribunal”) shall consist of three (3) arbitrators. The Guarantors shall jointly appoint one (1) arbitrator and Blizzard shall appoint one (1) arbitrator. The third arbitrator is to be jointly appointed by the first two (2) arbitrators and will act as the Chairman of the Tribunal. The Chairman shall not be a citizen of the United States of America or Singapore. The seat of arbitration shall be Singapore. The language of the arbitration proceedings shall be English. Any award of the Tribunal shall be final and binding on the parties from the day it is made. The parties undertake to carry out the award without delay.

17.4
The Guarantors agree that the documents which start any proceedings relating to a Dispute (the “Proceedings”) and any other documents required to be served in relation to those Proceedings may be served (in the case of MCIL and CIL) on their legal advisers at the date of this Deed and (in the case of Gigamedia) on Tricor Singapore Pte. Ltd. at 8 Cross Street, #11-00 PWC Building, Singapore 048424 (Tel: +65 6236 3503; Fax: +65 6236 4399 ) for the attention of Ms. Lotus Isabella Lim Mei Hua, on their behalf and irrevocably appoints the same as their agents to accept service of Proceedings (the “Process Agent”). These documents may, however, be served in any other manner allowed by law. This clause applies to all Proceedings wherever started. If for any reason the Process Agent of a Guarantor ceases to be able to act as such, the Guarantor shall immediately inform each other party of this, and undertake to appoint a substitute Process Agent, and to deliver to each other party a copy of the substitute Process Agent’s acceptance of that appointment, within thirty (30) days of the original Process Agent ceasing to act as such.

18.	ENTIRE GUARANTEE
This Deed is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Deed supersedes all prior agreements and understandings between the parties with respect to such subject matter.
[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Deed has been executed as a deed by the Guarantors and Blizzard and is intended to be and is hereby delivered by it as a deed on the date specified above.

The Guarantor

under its common seal
The COMMON SEAL of	)
GIGAMEDIA ASIA PACIFIC LIMITED	)
was hereunto affixed in the presence of:	)

Director/Authorised Signatory

Director/Secretary/Authorised Signatory
[SIGNATURE PAGE TO DEED OF GUARANTEE, UNDERTAKING AND INDEMNITY]

The Guarantor

under its common seal
The COMMON SEAL of	)
MANAGEMENT CAPITAL INTERNATIONAL LTD	)
was hereunto affixed in the presence of:	)

Director/Authorised Signatory

Director/Secretary/Authorised Signatory
[SIGNATURE PAGE TO DEED OF GUARANTEE, UNDERTAKING AND INDEMNITY]

The Guarantor

under its common seal
The COMMON SEAL of	)
CHINA INTERACTIVE LIMITED	)
was hereunto affixed in the presence of:	)

Director/Authorised Signatory

Director/Secretary/Authorised Signatory
[SIGNATURE PAGE TO DEED OF GUARANTEE, UNDERTAKING AND INDEMNITY]

SIGNED, SEALED and DELIVERED	)
as a DEED by:	)	L.S.
for and on behalf of:	)
BLIZZARD ENTERTAINMENT INTERNATIONAL	)
a division of Coöperatie Activision	)
Blizzard International U.A.	)
in the presence of:	Name:
Title:
Witness:
Name of witness:
Address of witness:
Occupation of witness:
[SIGNATURE PAGE TO DEED OF GUARANTEE, UNDERTAKING AND INDEMNITY]

SCHEDULE 1
COMPETITORS OF BLIZZARD
1. Atari
2. Anipark
3. Bandai Games
4. Bungie
5. Capcom
6. Codemasters
7. CCR
8. CJ Internet
9. Dragon Fly Games
10. Disney and Disney Interactive
11. Electronic Arts
12. East Soft
13. Flagship Studio
14. Gamehi
15. Gravity
16. Hanbit Soft
17. Konami
18. JC Entertainment
19. Lucas Arts
20. Mgame
21. Microsoft
22. Namco
23. Nintendo
24. Midway
25. NC Soft
26. Ndoors
27. Neople
28. Neowiz Games
29. Nexon
30. NHN
31. NHN Games
32. Ntreeve Soft
33. Sony and Sony Online
34. Sega
35. SCi Games
36. Square Enix Online
37. T3 Entertainment
38. Take 2
39. The9 Ltd
40. THQ
41. Ubisoft
42. Valve
43. Viacom (MTV Games)
44. Webzen
45. Wemade Entertainment
46. Yedang Online
47. YNK Korea